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                                                                  Exhibit 10.19

                                    ODYSSEY [LOGO]
                                   DISTRIBUTORS LTD

                                 Film Bridge/Odyssey
                                    Joint Venture

                                    March 11, 1996

1) FORMAT: Joint acquisition and sales venture between Film Bridge and ComEnt, which will be renamed Odyssey Pictures.

2)   NAME: The Film Bridge/Odyssey Joint Venture (Film Bridge/Odyssey or FBO).

3) TITLES COVERED: A) All Odyssey library titles (i.e. 1492; EARTH GIRLS ARE EASY; PELLE THE CONQUEROR; ROSENCRANTZ AND GUILDENSTERN ARE DEAD;
     MR. FROST; DISTURBED; FIRE, ICE AND DYNAMITE; RHAPSODY IN AUGUST; MONEY and SNIPER); B) DDLC titles after expiration of John Matthew's deal (i.e. RAGTIME; CONAN THE BARBARIAN; DUNE; HALLOWEEN II AND III; THE DEAD ZONE; AMITYVILLE II AND III and BEYOND THE REEF; C) All individual film titles acquired or projects developed unilaterally by Odyssey (such as UP, DOWN & SIDEWAYS and TRACKS OF GLORY) that are acceptable to FBI; D) All individual film projects acquired jointly (such as FAST BREAK, THE FIFTH FREEDOM or CRIMES OF FASHION; E) All projects developed unilaterally by FBI that are acceptable to Odyssey (such as THE FIFTH FREEDOM).

4) FIRST LOOK: ODY and FBI will show prospective projects for sale, pickup or development to the JV first. If the other partner declines, the offering partner is free to complete the project unilaterally outside the joint venture.

5) TERM: Two Years. Planned to be extended in one-year segments with renewal options exercised 60 days prior to end of term.

6) FUNCTIONS: FBI: Primarily sales, marketing and delivery. ODY: Primarily acquisition financing and development. Both partners will participate in acquisitions. ODY will be the partner responsible for raising sufficient capital to make the joint venture's theatrical projects viable.




1900 AVENUE OF THE STARS, LOS ANGELES, CALIFORNIA 90067
TEL: (310) 556-3656 - FAX: (310) 556-5640




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7)   ASSETS: All newly-developed projects, reps and pickups (i.e. licenses)
     will be in the name of the joint venture. ODY will report all FBO revenues, costs and profit in its financial statements with FBI accounted for as a participant.

8) EXIT: Either party may withdraw with 60 days' written notice. After such withdrawal, each venturer will retain an interest in each FBO film as if the venture had continued unless one party is bought out by the other under mutually agreeable terms. Each venturer may be owed unrecouped expenses or advance or other income earned from a film and whichever is owed the most can elect to retain future sales rights (including commissions), with the other remaining as an equity partner.

9) EXPENSES AND ADVANCES: The JV will pay all marketing and sales expenses. In the event that the JV has insufficient cash, ODY will advance 65% of expenses (marketing et al.) and FBI will advance 35% as required. Expenses are recouped pari-passu before revenues and commissions on gross receipts.

10) FEES: The JV will seek to maximize its commission and fee revenue to the greatest extent possible. Revenue and commission splits are as follows:

     A) (ODY library): 50/50
     B) DDLC: 60/40
     C) All current acquisitions (includes CRIMES OF FASHION, THE FIFTH FREEDOM and FAST BREAK): 50/50. All future acquisitions: a schedule of 50/50 for the first $2M, 60/40 on the next $1M, 70/30 on the next $500,000 and 80/20 on all above, on an annual basis. The schedule repeats at the beginning of each 12-month period beginning with the JV inception date.

11) EXCLUSIVITY: Neither party will enter into any other agreements without written approval from the other.

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12)  SALES: Licenses would be entered into in the name of the JV.

13) BANKING: The JV will establish its own accounts. Two signatures required (one from each venturer) on amounts over $5,000 unless such amounts are included in the pre-approved annual budget. The JV will transfer all net proceeds from ODY library and DDLC sales (less expenses and commissions) upon delivery of materials.

14) OPERATIONS: FBI is the operating partner on a daily basis: prepares budgets and estimates, etc. FBI will develop a 12-month or annual budget which will be approved by both partners. Any expenditure that would increase budgeted annual expenses by more than 15% must be approved in advance by both partners.

15) WARRANTS: FBI will be granted 25,000 warrants to purchase ComEnt common stock at an exercise price of $1.86.

This deal memo generally defines our understanding of the agreement between Odyssey (ComEnt) and Film Bridge. It is our understanding and intent to enter into a more formal agreement, which is currently in preparation and will replace this memo.

Communications & Entertainment        Film Bridge International
 Corp. (Odyssey) by                    by Ellen S. Wander, President
 Stephen R. Greenwald, CEO

/s/ Stephen R. Greenwald              /s/ Ellen S. Wander
-------------------------             ------------------------


cc: Howard Kerker, Esq.